FIRST COLORADO BANCORP, INC.

                                   EXHIBIT 11
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                     For the three months                    For the six months
                                                        Ended June 30,                         Ended June 30,
                                                     1997             1996                  1997             1996
                                                 ----------        ----------           ----------        ----------


Net Income (000's)                              $     4,025       $     4,927          $     8,840       $     9,264
                                                 ==========        ==========           ==========        ==========

Weighted Average Shares Outstanding              15,487,344        18,916,478           15,745,406        18,892,658

Common stock equivalents due to dilutive
    effect of stock options                         433,620           176,993              433,620           176,993
                                                 ----------        ----------           ----------        ----------

Total weighted average common shares
    and equivalents outstanding                  15,920,964        19,093,471           16,179,026        19,069,651
                                                 ==========        ==========           ==========        ==========

Primary Earnings Per Share                      $      0.25             $0.26                $0.55             $0.49
                                                 ==========        ==========           ==========        ==========


Weighted Average Shares Outstanding              15,487,344        18,916,478           15,745,406        18,892,658

Common stock  equivalents  due to dilutive
    effect of stock options using end of
    period market value versus  average
    market value for period when  utilizing
    the treasury stock method regarding stock
    options                                         536,939           178,289              536,939           178,289
                                                 ----------        ----------           ----------        ----------

Total weighted average common shares and
    equivalents outstanding for fully diluted
    computation                                  16,024,283        19,094,767           16,282,345        19,070,947
                                                 ==========        ==========           ==========        ==========

Fully diluted earnings per share                $      0.25             $0.26                $0.54             $0.49
                                                 ==========        ==========           ==========        ==========



Earnings per share of common stock for the three and six month periods ended June 30, 1997 and June 30, 1996 has been determined by dividing net income for the period by the weighted average number of shares of common stock outstanding, net of unearned ESOP shares of 1,072,303 and 1,206,341, respectively.